Our File No.	57826-0022
Date	July 23, 2012

I-Level Media Group Incorporated
902, B1, KangBao Huayuan
#8  Gongren Tiyuchang Donglu
Chaoyand District
Beijing, PRC 100020

Dear Sirs:

Re:  I-Level Media Group Incorporated - Registration Statement on Form S-1

We have acted as legal counsel to I-Level Media Group Incorporated, a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”), dated July 23, 2012, to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.  The Registration Statement relates to the registration of an aggregate of 22,000,000 shares of common stock of the Company (collectively, the “Shares”) for resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”).  The Shares were issued to the Selling Shareholders at a deemed issuance price of $0.002 per share in a private placement that closed on March 31, 2012 (the “Private Placement”).

In rendering the opinion set forth below, we have reviewed:

  the Registration Statement;

  the Company’s Articles of Incorporation;

  the Company’s Bylaws;

  certain records of the Company’s corporate proceedings, including resolutions of the directors approving the transactions described above;

  the subscription agreements entered into between the Company and each of the Selling Shareholders who acquired Shares pursuant to Private Placement;

  an Officer’s Certificate executed by Francis Chiew, the President, Chief Executive Officer, Secretary, Treasurer and Chief Financial Officer of the Company; and

  such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company’s common stock.

McMillan LLP | Royal Centre, 1055 W. Georgia St., Suite 1500, PO Box 11117, Vancouver, BC, Canada V6E 4N7 | t 604.689.9111 | f 604.685.7084
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July 23, 2012 Page 2

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

  we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect;

  we have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the prospectus included therein entitled “Experts”.

Yours truly, /s/ McMillan LLP